Contact: Keting Lin, IR Associate Alliance Fiber Optic Products, Inc. 408-736-6900 x188 Email: klin@afop.com	October 29, 2014

AFOP REPORTS THIRD QUARTER, 2014 FINANCIAL RESULTS
WITH SEQUENTIAL GROWTH GUIDANCE

Sunnyvale, CA – October 29, 2014 - Alliance Fiber Optic Products, Inc. (Nasdaq GM: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today reported its financial results for the third quarter ended September 30, 2014.

Revenues for the third quarter of 2014 were $18,096,000, a 22% decrease from revenues of $23,074,000 reported in the third quarter of 2013, and a 25% decrease from revenues of $24,199,000 reported in the second quarter of 2014.

Net income for the quarter ended September 30, 2014, was $4,303,000, or $0.23 per share, compared to net income of $5,621,000, or $0.31 per share, for the third quarter of 2013, and net income of $3,782,000, or $0.20 per share, for the second quarter of 2014. Included in net income for the third and second quarter of 2014 are income tax benefit and provision adjustments of $168,000 and $2,134,000 respectively, as a result of deferred income tax benefit and expenses based on utilization of net operating loss. Excluding these tax benefit and provision adjustments, net income in the third quarter of 2014 of $4,135,000, or $0.22 per share, compared to net income in the second quarter of 2014 of $5,916,000, or $0.32 per share.

Gross margin for the quarter ended September 30, 2014 was 39.5%, compared to 38.4% in the year ago quarter and 40.1% in the second quarter of 2014. Operating margin for the quarter ended September 30, 2014 was 22.9%, compared to 24.5% in the year ago quarter and 27.1% in the second quarter of 2014.

Non-GAAP net income for the quarter ended September 30, 2014 decreased to $4,571,000, or $0.25 per share, compared to non-GAAP net income of $6,184,000, or $0.34 per share, for the third quarter of 2013, and non-GAAP net income of $6,446,000, or $0.35 per share, for the second quarter of 2014.

Non-GAAP gross margin for the quarter ended September 30, 2014 was 39.9%, compared to 38.9% in the year ago quarter and 40.5% in the second quarter of 2014. Non-GAAP operating margin for the quarter ended September 30, 2014 was 25.3%, compared to 27.0% in the year ago quarter and 29.3% in the second quarter of 2014.

Peter Chang, President and Chief Executive Officer, commented, “During the third quarter, we experienced weakness in normal sales levels across several leading customers without any noted market share loss. Our understanding is that this reflects a weakening in general market conditions, as some companies in the optical network market segment have also reported recently. We adjusted to this shortfall well and continued to deliver strong financial performance within our industry peer group, with stable gross margins, well controlled inventory levels, and an improved balance sheet. Most importantly, we made good progress meeting our customers’ needs, extending our product technology and improving our operations.”

“Regarding forward guidance, we expect revenues in the fourth quarter of 2014 to be in the range of $19 million to $20 million. With this level of quarterly revenue, we will end the year of 2014 with another record annual profit and record annual sales as well. Data bandwidth demands continue to increase and the conversion from copper technology to fiber technology in data center applications is accelerating. We are encouraged by growing demand~~s~~ for our products and the prospect of continuing to deliver record annual sales and profits in the coming years.” concluded Mr. Chang.

Conference Call
Management will host a conference call at 1:30 p.m. PT on October, 29, 2014 to discuss AFOP’s third quarter 2014 financial results as well as the outlook for the fourth quarter of 2014. Please call 877-675-3572 at least ten minutes prior to the call in order for the operator to connect you. The confirmation number for the call is 21291552. AFOP will also provide a live webcast of its third quarter 2014 conference call at AFOP’s website: www.afop.com. The webcast replay will be available on AFOP’s website 90 minutes after the live conference call.

About AFOP
Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP's products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film CWDM and DWDM components and modules, optical attenuators, and micro-optics devices. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP's website is located at http://www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to our expectations regarding future revenue levels, profits, margins, and sales and the time periods thereof our beliefs regarding demand for data communications and the acceleration of conversion to fiber technology, growth in the fiber optics industry, the reasons for decreases in customer orders, and our expectation regarding future demand for our products are forward looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to general economic conditions and trends, trends in demand for bandwidth, the rate of conversion from copper to fiber technology, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, customer demand for our products, the timing of customer orders, loss of key customers, our ability to ramp new products into volume production, the mix of products sold and product pricing, the costs associated with running our operations, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity and demand for bandwidth, the success of cost control initiatives, our ability to obtain and maintain operational efficiencies, financial stability in foreign markets, and other risks detailed from time to time in our SEC reports, including AFOP's quarterly report on Form 10-Q for the quarter ended June 30, 2014. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	Sep. 30,	Dec. 31,
	2014	2013
ASSETS
Current assets:
Cash and short-term investments	$62,626	$46,679
Accounts receivable, net	10,654	11,566
Inventories	8,905	10,630
Deferred tax asset	3,411	6,036
Other current assets	1,604	1,745
Total current assets	87,200	76,656

Long-term investments	10,589	10,453
Property and equipment, net	14,529	13,258
Other assets	165	198
Total assets	$112,483	$100,565

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,345	$11,657
Accrued expenses and other current liabilities	8,240	7,134
Total current liabilities	17,585	18,791
Long-term liabilities	620	600
Total liabilities	18,205	19,391
Stockholders' equity	94,278	81,174
Total liabilities and stockholders' equity	$112,483	$100,565

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	Sep. 30,	Jun. 30,	Sep. 30,	Sep. 30,	Sep. 30,
	2014	2014	2013	2014	2013
Revenues	$18,096	$24,199	$23,074	$67,177	$54,266

Cost of revenues	10,957	14,504	14,218	40,429	33,722
Gross profit	7,139	9,695	8,856	26,748	20,544

Operating expenses:
Research and development	1,068	1,067	1,024	3,243	2,696
Selling, marketing and administrative	1,924	2,061	2,174	6,321	5,978
Total operating expenses	2,992	3,128	3,198	9,564	8,674

Income from operations	4,147	6,567	5,658	17,184	11,870
Interest and other income, net	226	186	173	559	469
Net income before tax	4,373	6,753	$5,831	$17,743	$12,339
Benefit (provision) for income taxes	(70)	(2,971)	(210)	(4,643)	(586)
Net income	$4,303	$3,782	$5,621	$13,100	$11,753

Net income per share:
Basic	$0.23	$0.20	$0.31	$0.71	$0.67
Diluted	$0.23	$0.20	$0.30	$0.69	$0.65

Shares used in per share calculation:
Basic	18,629	18,533	18,056	18,529	17,584
Diluted	19,103	19,230	18,754	19,036	18,107

Included in costs and expenses above:
Stock based compensation charges
Cost of revenue	$87	$115	$116	$379	$215
Research and development	44	64	71	191	149
Selling, marketing and administrative	305	351	376	1,113	890
Total	$436	$530	$563	$1,683	$1,254

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Reconciliations from GAAP to Non-GAAP
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	Sep. 30,	Jun. 30,	Sep. 30,	Sep. 30,	Sep. 30,
	2014	2014	2013	2014	2013
Gross Profit Reconciliation
GAAP gross profit	$7,139	$9,695	$8,856	$26,748	$20,544
Stock-based compensation expense	87	115	116	379	215
Adjusted (non-GAAP) gross profit	$7,226	$9,810	$8,972	$27,127	$20,759
Adjusted (non-GAAP) gross margin	39.9%	40.5%	38.9%	40.4%	38.3%

Operating Expense Reconciliation
GAAP operating expenses	$2,992	$3,128	$3,198	$9,564	$8,674
Stock-based compensation expense	349	415	447	1,304	1,039
Adjusted (non-GAAP) operating expenses	$2,643	$2,713	$2,751	$8,260	$7,635

Income from Operations Reconciliation
GAAP income from operations	$4,147	$6,567	$5,658	$17,184	$11,870
Adjustments related to gross profit	87	115	116	379	215
Adjustments related to operating expense	349	415	447	1,304	1,039
Adjusted (non-GAAP) income from operations	$4,583	$7,097	$6,221	$18,867	$13,124
Adjusted (non-GAAP) operating margin	25.3%	29.3%	27.0%	28.1%	24.2%

Net Income Reconciliation
GAAP net income	$4,303	$3,782	$5,621	$13,100	$11,753
Adjustments related to gross profit	87	115	116	379	215
Adjustments related to operating expense	349	415	447	1,304	1,039
Income tax (benefit) provision adjustments	(168)	2,134	-	2,625	-
Adjusted (non-GAAP) net income	$4,571	$6,446	$6,184	$17,408	$13,007
Weighted average shares outstanding
Basic	18,629	18,533	18,056	18,529	17,584
Diluted	19,103	19,230	18,754	19,036	18,107

Net Income per Common Share - Basic:
GAAP as reported	$0.23	$0.20	$0.31	$0.71	$0.67
Non-GAAP as adjusted	$0.25	$0.35	$0.34	$0.94	$0.74

Net Income per Common Share - Diluted:
GAAP as reported	$0.23	$0.20	$0.30	$0.69	$0.65
Non-GAAP as adjusted	$0.24	$0.34	$0.33	$0.91	$0.72

Non-GAAP EBITDA
Non-GAAP net income	$4,571	$6,446	$6,184	$17,408	$13,007
Depreciation expense	748	707	592	2,139	1,512
Interest income	(198)	(183)	(185)	(559)	(508)
Income tax expense	238	837	210	2,018	586
Non-GAAP EBITDA	$5,359	$7,807	$6,801	$21,006	$14,597